EXHIBIT 4.3

NEW WORLD BATTERIES, INC.
11718-232B Street
Maple Ridge BC, Canada V2X 7Z2

March 31, 2005

Patrick O’Brien
11718-232B Street
Maple Ridge BC, Canada V2X 7Z2

Re: Employment Agreement

Dear Patrick:

By your signature below, you and New World Batteries, Inc. (the Company) have memorialized the terms of your employment as verbally agreed of the inception of New World Batteries, Inc.

Dr.     Patrick O’Brien is employed by the Company as the President, CEO, CFO and Treasurer for $40,000 CDN per year. In addition upon the anniversary of the inception of the Company and provided he is still employed by the Company, he will receive an option to purchase 200,000 shares of the Company’s Class A common stock at $.10 CDN for the next 5 years. There is no pension provided. All normal business expenses incurred by Dr. Patrick O’Brien will be reimbursed by the Company. Dr. Patrick O’Brien may be removed from any or all of his positions at the discretion of the Board of Directors in accordance with the articles of incorporation and the laws of British Columbia.

New World Batteries Inc. /s/ GEORGE DEVLIN George Devlin, Secretary Dr. Patrick O'Brien /s/ PATRICK O'BRIEN